Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Omega Healthcare Investors, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.10 per share	Rule 456(b) and 457(r)	-	-	-	-	-
	Equity	Preferred Stock, par value $1.00 per share	Rule 456(b) and 457(r)	-	-	-	-	-
	Other	Warrants(3)	Rule 456(b) and 457(r)	-	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					-		-
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							-

(1)	Omega Healthcare Investors, Inc. (the “Registrant”) is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)	An indeterminate aggregate initial offering price or number or amount of the securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including such indeterminate number of shares of preferred stock and common stock as may be issued upon settlement, conversion or exercise of, or exchange for, preferred stock, warrants or other securities pursuant to their terms. Separate consideration may or may not be received for such preferred stock or common stock. In addition, pursuant to Rule 416(a) under the Securities Act, the securities of the Registrant being registered hereunder include such indeterminate number of shares as may be issuable as a result of any stock split, stock dividend, recapitalization or similar transaction.
(3)	The warrants covered by this Registration Statement may be warrants for common stock or preferred stock.